Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280612
333-280612-01

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated August 26, 2025)

INVESCO DB MULTI-SECTOR COMMODITY TRUST

INVESCO DB PRECIOUS METALS FUND

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends the Prospectus dated August 26, 2025 (the “Prospectus”).

Effective November 10, 2025 (the “Effective Date”), changes will be made to the DBIQ Optimum Yield Precious Metals Index Excess ReturnTM (the “Index”), the index the Invesco DB Precious Metals Fund (the “Fund”) seeks to track. The changes to the Index are being implemented by Deutsche Bank AG, the Index provider. A summary of the changes are as follows:

1. Commodity Universe	• Eligible commodities will be determined annually based on their liquidity and economic importance.
2. Modified Optimum Yield Methodology	• The current Optimum Yield methodology will be modified to eliminate contracts with limited liquidity.
3. Annual Review of Base Weights and Commodities	• The current static allocations to commodities will be changed by implementing a rules-based annual review to better reflect current global production and market liquidity.
4. Weight Limits (Annually at Rebalance)	• Implementation of sector and single commodity caps and floors to reduce concentration risk.
5. Intra-year Rebalancing Events	• An intra-year rebalance event will be triggered should a large deviation occur on a monthly observation date to help prevent significant deviations from annual rebalance target weights.

The changes described herein will not effect the Fund’s Investment Objective. The Fund intends to file a supplement to the Prospectus to reflect the changes to the Index in greater detail closer to the Effective Date.

Supplement No. 1 should be read together with the Prospectus.

Shares of the Fund are listed on NYSE Arca, Inc. under the symbol “DBP”.

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 12 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THESE POOLS NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is September 26, 2025.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBP-PRO-1-SUP-1 092625